SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                           BIOPOOL INTERNATIONAL, INC.
             (Exact Name of Registrant as Specified in Its Charter)


        Delaware                                                 58-1729436
(State or Other Jurisdiction of                             (I.R.S. Employer
 Incorporation or Organization)                              Identification No.)

                 370 Interlocken Blvd., Broomfield, Colorado         80021
                  (Address of Principal Executive Offices)         (Zip Code)

              Biopool International, Inc. 2000 Stock Incentive Plan
                            (Full Title of the Plan)

                               Timothy J. Dahltorp
                           Biopool International, Inc.
                              370 Interlocken Blvd.
                           Broomfield, Colorado 80021
                     (Name and Address of Agent for Service)

                                 (805) 654-0643
          (Telephone Number, Including Area Code, of Agent for Service)

                                   Copies to:
                             Scott W. Alderton, Esq.
                    Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                       2029 Century Park East, 24th Floor
                          Los Angeles, California 90067
                                 (310) 229-1000

                         CALCULATION OF REGISTRATION FEE
================================================================================

                                          Proposed      Proposed
                                           Maximum       Maximum
                                          Offering      Aggregate     Amount of
Title of Securities     Amount to be      Price Per     Offering    Registration
 to be Registered        Registered         Share        Price           Fee
--------------------------------------------------------------------------------

Common Stock,       3,000,000 Shares (1)   $0.77 (2)    $2,310,000       $578
$0.01 par value
================================================================================

(1) In the event of a stock split, stock dividend, or similar transaction involving the Registrant's common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933. As the Registrant's common stock is currently traded on the Over the Counter Bulletin Board, the proposed maximum offering price per share of $0.77 is based on the average of the high ($0.78) and low ($0.75) price of our common stock on April 3, 2001.

                                     PART I*

                INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS


     * Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.


                                     PART II

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated herein by reference:

(a)  Annual Report on Form 10-KSB for the year ended December 31, 2000;

(b)  Current Reports on Form 8-K filed on January 25, 2001 (reporting Item 5 and
     Item 7) and February 15, 2001 (reporting Item 5 and Item 7);

(c) Description of our capital stock contained in our Registration Statement on Form S-1 (Registration No. 33-20584); and

(d) All documents subsequently filed by Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

     The securities to be offered are registered under Section 12 of the Exchange Act.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law ("DGCL") provides that the Registrant may indemnify an officer or director who is made a party or threatened to be made a party to any action or proceeding (including a law suit or derivative action) because of his position, against expenses actually and reasonably incurred by him in connection with the action, if he acted in good faith in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. If the officer or director is adjudged liable to the Registrant, indemnity can be made only by court order. If the director or officer is successful on the merits or otherwise, he must be indemnified against all expenses actually and reasonably incurred. Also, Section 145 of the DGCL provides that the Registrant may advance expenses incurred by a director or officer in defending an action or proceeding if the director or officer agrees to repay such amounts if it is determined that he is not entitled to be indemnified.

     Article VII, Section 8.1 of the Registrant's Bylaws provides that the Registrant shall (a) indemnify any officer or director who is made a party or threatened to be made a party to any action or proceeding by or in the right of the Registrant, because of his or her position, against expenses actually and reasonably incurred by him in connection with the action or proceeding, and (b) indemnify any officer or director who is made a party or threatened to be made a party to any action or proceeding (other than an action by or in the right of the Registrant), because of his or her position, against expenses, judgments, fines and settlements actually and reasonably incurred by him in connection with the action or proceeding, to the fullest extent permissible under subsections
(a) through (e) of Section 145 of the DGCL. Thus, directors and officers of the Registrant will be indemnified by the Registrant provided that each such person acted in good faith and in a manner that he reasonably believed was in or not opposed to the

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

Registrant's best interests, and, with respect to any criminal action, if such person had no reasonable cause to believe that his conduct was unlawful. The Registrant may not indemnify a director or officer, absent of court order, if such person was found liable to the Registrant and the Registrant must indemnify any director or officer who is successful on the merits of his defense. Additionally, the Registrant may advance expenses to a director or officer in accordance with Section 145 of the DGCL summarized in the preceding paragraph.

     The Registrant's Certificate of Incorporation provides that the personal liability of the directors of the corporation is eliminated to the fullest extent permitted by Section 102(b)(7) of the DGCL. Section 102(b)(7) permits the Registrant to eliminate the personal liability of its directors to the Registrant, or any of its stockholders, for monetary damages resulting from the breach of the director's fiduciary duty, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) pursuant to Section 174 of the DGCL (involving certain unlawful dividends or stock purchases, as described more fully below), or (iv) for any transaction for which the director derived an improper personal benefit (the "Liability Provision").

     The Liability Provision provides the Registrant's directors with the full protection against personal liability that is permitted under the DGCL. The Liability Provision eliminates personal liability of director to the Registrant or its stockholders for monetary damages in the future if there is any breach of fiduciary duty (including, without limitation, any liability for gross negligence in the performance of their duties), except (i) for any breach of the director's duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for violations of section 174 of the DGCL or (v) for any transaction from which the director derived an improper personal benefit. Section 174 of the DGCL provides that directors shall, under certain circumstances, be jointly and severally liable for willful or negligent violations of Sections 160 and 173 of the DGCL. Section 160 of the DGCL imposes certain requirements with respect to stock repurchases and redemptions, and Section 173 of the DGCL imposes certain requirements with respect to dividends. Subject to these exceptions, under the Liability Provision, directors do not have any personal liability to the Registrant or its stockholders for any violation of fiduciary duty. The limitation of liability only applies to claims by the Registrant or its stockholders and does not preclude or limit recovery of damages by third parties, such as creditors. The Liability Provision further provides that any repeal or modification of the limitations on liability set forth in the Liability Provision does not apply to acts or omissions of directors that occurred before such repeal or modification.

     The effect of the Liability Provision is to eliminate personal liability of directors for violations of their fiduciary duty of care. The Liability Provision absolves directors from liability to the Registrant or its stockholders for negligence in the performance of their duties, including gross negligence. The Liability Provision does not, however, insulate directors of the Registrant from liability to the Registrant or its stockholders for breach of the duty of loyalty and for other types of "bad faith" conduct.

     While the Liability Provision protects directors from awards of monetary damages for breaches of the duty of care, it does not eliminate or change the duty of care. Accordingly, the Liability Provision does not limit the availability of equitable remedies, such as an injunction or rescission based on a director's breach of the duty of care, although, as a practical matter, equitable remedies may not be available (e.g., after a transaction has already been effected). The Liability Provision eliminates the liability of directors only for future conduct and does not apply to acts or omission of directors that occurred before its adoption. The Liability Provision also does not apply to claims against a director arising out of actions taken in his capacity as an officer, or limit or affect the stockholders' ability to seek and obtain relief under any other law, including the federal securities laws.

     The Liability Provision limits the remedies available to a stockholder seeking to challenge a Board decision protected by the Liability Provision, including, for example, decisions relating to acquisition proposals or similar transactions. The Liability Provision may, therefore, reduce the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty, even though such an action, if successful, might otherwise have benefited the Registrant and its stockholders.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), is permitted to directors and officers of the Registrant pursuant to the above statutory provisions, the Registrant understands that the Securities and Exchange Commission is of the opinion that such indemnification contravenes federal public policy as expressed in said act and therefore is unenforceable.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

5.1      Opinion and Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

10.1     Biopool International, Inc. 2000 Stock Incentive Plan.*

10.2     Forms of Notice of Stock Option Grant and Stock Option Agreement.

10.3     Forms of Stock Purchase Certificate and Stock Purchase Agreement.

23.1     Consent of Ernst & Young LLP.

23.2     Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in
         Exhibit 5.1).

24.1     Power of Attorney (included on signature page).

     * Incorporated by reference to the Registrant's Definitive Proxy Statement dated June 23, 2000.

ITEM 9.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of the appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933 the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broomfield, State of Colorado, on this ____ day of April, 2001.

                                                 BIOPOOL INTERNATIONAL, INC.
                                                 (Registrant)

                                                 By: /s/ Timothy J. Dahltorp
                                                     ---------------------------
                                                     Timothy J. Dahltorp
                                                     Chief Operating Officer

                                POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Timothy Dahltorp as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign this Registration Statement and to file a new registration statement under Rule 461 or Instruction E of Form S-8 of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements   of  the  Securities  Act  of  1933  this
Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

           SIGNATURE                         TITLE                      DATE

/s/ Timothy J. Dahltorp           Chief Operating Officer          April 5, 2001
---------------------------       (Principal Operating
    Timothy J. Dahltorp           Officer), Chief Financial
                                  Officer (Principal Financial
                                  and Accounting Officer) and
                                  Secretary

/s/ John Gerdes, Ph.D.            Vice President, Research &       April 5, 2001
---------------------------       Development and Director
    John Gerdes, Ph.D.

/s/ Michael D. Bick, Ph.D.        Chairman of the Board of         April 5, 2001
---------------------------       Directors
    Michael D. Bick, Ph.D.

/s/ Douglas Ayer                  Director                         April 5, 2001
---------------------------
    Douglas Ayer

/s/ James Chamberlain             Director                         April 5, 2001
---------------------------
    James Chamberlain

/s/ N. Price Paschall             Director                         April 5, 2001
---------------------------
    N. Price Paschall

/s/ Stephen Schultheis            Director                         April 5, 2001
---------------------------
    Stephen Schultheis

                                  EXHIBIT INDEX



Exhibit No.                        Exhibit Description


5.1            Opinion and Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

10.1           Biopool International, Inc. 2000 Stock Incentive Plan.*

10.2           Forms of Notice of Stock Option Grant and Stock Option Agreement.

10.3           Forms of Stock Purchase Certificate and Stock Purchase Agreement.

23.1           Consent of Ernst & Young LLP.

23.2           Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in
               Exhibit 5.1).

24.1 Power of Attorney (included as part of the Signature Page of this Registration Statement).



* Incorporated by reference to the Registrant's Definitive Proxy Statement dated June 23, 2000.


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